SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 13, 2014

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 17, 2014, the Company issued a press release announcing that it has been awarded the final $1.9 million of a $2.4 million Fast Track Small Business Innovation Research (SBIR) Grant from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH).  On June 13, 2014, the Company received from NHLBI a notice of award in the amount of $1,880,292.  Under the terms of the grant, the funds are currently available for draw and will remain available through May 30, 2015.  The Company expects to draw substantially all of the funds under the grant in 2014 to support the ongoing phase 2a clinical trial for AEROSURF®.

On December 16, 2010, Discovery Labs announced that it had been awarded Phase I of the SBIR from the NIH to support the development of the Company’s program for aerosolizing KL4 surfactant for neonatal respiratory distress syndrome (RDS).  The Company had submitted a proposal, with a total budget of $2.4 million, for the development of the Company’s proprietary capillary aerosol generating (CAG) device technology to be followed by a Phase 2a clinical trial of aerosolized KL4 surfactant in preterm infants with or at risk for RDS, and had at that time received the initial amount of $580,000 to support certain development activities related to its capillary aerosol generator technology.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated June 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

Date:  June 17, 2014